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                                   EXHIBIT 11
                          Flagstar Capital Corporation
                      Computation of Net Earnings per Share


Net earnings for earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings available to common stock and dividing this amount by the weighted average number of common stock outstanding during the period.

                                                     For the Quarter and Period ended March 31,
                                                           1999                      1998
                                                   ------------------------------------------------
                                                          (In thousands, except share data)
Net Earnings                                                 $    1,778                $    683
Less: preferred stock dividends                                   1,222                     483
                                                   ======================    ======================
Net income available to common stock                         $      556                     200
                                                   ======================    ======================
Average common shares outstanding                             1,000,000                 500,000

Net earnings per share - basic                                   $ 0.56                  $ 0.40

Net earnings per share - diluted                                 $ 0.56                  $ 0.40

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